                                                                 Exhibit 10.9


                          EXCLUSIVE LICENSE AGREEMENT




                                    BETWEEN




                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA




                                      AND




                               GERON CORPORATION



                                      FOR



              NEW STRATEGY FOR KILLING CANCER CELLS AND PATHOGENS
                               UC CASE NO. 92-337



                   NEW STRATEGY FOR KILLING FUNGAL PATHOGENS
                             UC CASE NO. 92-374 AND



                  TELOMERIC DNA SEQUENCES IN FUNGAL PATHOGENS
                               UC CASE NO. 92-375

                               TABLE OF CONTENTS



    Article    Title                                                                                                         Page
               RECITALS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1
      1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3
      2.       LIFE OF PATENT EXCLUSIVE GRANT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
      3.       SUBLICENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
      4.       LICENSE-ISSUE FEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6
      5.       ROYALTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7
      6.       DUE DILIGENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
      7.       PROGRESS AND ROYALTY REPORTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
      8.       BOOKS AND RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14
      9.       LIFE OF THE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
     10.       TERMINATION BY THE REGENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        16
     11.       TERMINATION BY LICENSEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        16
     12.       DISPOSITION OF LICENSED PRODUCT
                 ON HAND UPON TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17
     13.       USE OF NAMES AND TRADEMARKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17
     14.       LIMITED WARRANTY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
     15.       PATENT PROSECUTION AND MAINTENANCE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
     16.       PATENT MARKING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21
     17.       PATENT INFRINGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        22
     18.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
     19.       NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26
     20.       ASSIGNABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26
     21.       LATE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27
     22.       WAIVER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27
     23.       FAILURE TO PERFORM   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27
     24.       GOVERNING LAWS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27
     25.       FOREIGN GOVERNMENT APPROVAL
                 OR REGISTRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
     26.       EXPORT CONTROL LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
     27.       SECRECY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        28
     28.       INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30
     29.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32

                          EXCLUSIVE LICENSE AGREEMENT

                                      for

              NEW STRATEGY FOR KILLING CANCER CELLS AND PATHOGENS

                   NEW STRATEGY FOR KILLING FUNGAL PATHOGENS

                  TELOMERIC DNA SEQUENCES IN FUNGAL PATHOGENS

         THIS LICENSE AGREEMENT (the "Agreement") is made and is effective this 2nd day of February, 1994 by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, hereinafter referred to as "The Regents", and Geron Corporation, a Delaware corporation having a principal place of business at 200 Constitution Drive, Menlo Park, California 94025 hereinafter referred to as the "Licensee".

                                    RECITALS

         WHEREAS, certain inventions, generally characterized as UC Case No. 92-337 entitled "New Strategy for Killing Cancer Cells and Pathogens"; UC Case No. 92-374 entitled "New Strategy for Killing Fungal Pathogens"; and UC Case No. 92-375 entitled "Telomeric DNA Sequences in Fungal Pathogens", hereinafter collectively referred to as the "Invention", were made in the course of research at the University of California, at San Francisco by Dr. Elizabeth Blackburn and are covered by Regents' Patent Rights as defined below;

         WHEREAS, the Licensee has filed a patent application, Serial Number 08/060,952 on May 13, 1993, on behalf of The Regents as a continuation-in-part of a patent application filed in the name of Michael West, et al., and owned by The University of Texas.

         WHEREAS, the Licensee has licensed all rights under The University of Texas' patent rights.

         WHEREAS, the development of the Invention may be sponsored in part by Department of Health and Human Services as a consequence this license is subject to overriding obligations to the Federal Government as set forth in 35 U.S.C 200-212 and applicable governmental implementing regulations;

         WHEREAS, the Licensee is a "small business firm" as defined in 15 U.S.C. 632;

         WHEREAS, The Regents is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public;

         WHEREAS, the Licensee is desirous of obtaining certain rights from The Regents for the commercial development, use, and sale of the Invention, and The Regents is willing to grant such rights; and

         WHEREAS, both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents;

                                  --oo 0 oo--


         the parties agree as follows:

                                 1. DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth below:

         1.1 "Regents' Patent Rights" means patent rights to any subject matter claimed in or covered by any of the following: Pending U.S. Patent Application Serial No. 08/060,952 entitled a Therapy And Diagnosis Of
Conditions Related To Telomerase Length And/Or Telomerase Activity filed
May 13, 1993 by Elizabeth Blackburn, and assigned to The Regents under U.C. case numbers 92-337, 92-374, 92-375; and continuing applications thereof including divisions, extensions, continuations, substitutions, and continuations-in-part to the extent that claims are supported by claims in U.S. Patent Application Serial No. 08/060,952; any patents issuing on said application or continuing applications including reissues; and any corresponding foreign applications or patents.

         1.2 "Licensed Product" means any material that is produced by the Licensed Method or the manufacture, use, or sale of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights in that country in which such patent has issued or application is pending.

         1.3 "Licensed Method" means any method, where the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights in that country in which such patent has issued or application is pending.

         1.4 "Net Sales" means the total of the gross invoice prices received from the sale of Licensed Product to an independent third party less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity or government discounts or rebates actually taken; sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges, including insurance charges as invoiced by carrier, and allowances or credits to customers because of rejections or returns.

         1.5 "Therapeutic Product" means any Licensed Product made and/or sold for in vivo human use which is used for the amelioration or treatment of a disease or condition and which requires an Investigational New Drug application
(IND) approved by the U.S. Food and Drug Administration (FDA) or the equivalent application in other countries in order to be approved for commercial sales.

         1.6 "Affiliate" of a party means any business entity which, directly or indirectly, controls such party, is controlled by such party or is under common control with such party.

         1.7 "Composite Products" shall mean Licensed Product sold by Licensee, its Affiliate or its sublicensee whose primary active ingredient (where primary means the highest pharmaceutical efficacy) is not licensed hereunder.

         1.8     "Field of Use" shall mean all indications.

                       2. LIFE OF PATENT EXCLUSIVE GRANT

         2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to the Licensee a world-wide exclusive license in the Field of Use under Regents' Patent Rights to make, have made, use, and sell Licensed Product, to practice the Licensed Method and to otherwise exploit the Regents' Patent Rights.

         2.2     Except as otherwise provided herein, the license granted in section 2.1 shall be exclusive for the life of the Agreement.

         2.3 The license granted hereunder shall be subject to all the applicable provisions of the License to the United States Government executed by The Regents.

         2.4 The license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

         2.5 Licensee shall have the right to extend the license granted herein to any Affiliate provided that such Affiliate consents to be bound by this Agreement to the same extent as Licensee (provided that the foregoing does not and is not intended to create redundant or double obligations regarding royalties, reimbursement, marketing efforts or any other matter).

         2.6 The Regents expressly reserves the right to use the Invention solely for non-commercial educational and research purposes.

                                3. SUBLICENSES

         3.1 The Regents also grants to the Licensee the right to issue sublicenses to third parties to make, have made, use, and sell Licensed Product and to practice the Licensed Method, provided the Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights and limitations of and obligations due to The Regents (and, if applicable, the United States Government) that are contained in this Agreement.

         3.2 Licensee shall provide The Regents with a summary of the key financial terms and conditions of any sublicense agreement provided, however, that Licensee shall not be required to provide The Regents with any information that is reasonably determined, in good faith by Licensee, to be confidential under the sublicense and is not relevant to the terms of this agreement; collect and guarantee payment of all royalties due The Regents from sublicensees, as specified in Article 5; and summarize and deliver all reports due The Regents from sublicensees.

         3.3 Upon termination of this Agreement for any reason, The Regents will accept assignment of any existing sublicenses from the Licensee then in force, provided that sublicensees agree to make all payments due directly to The Regents, all diligence requirements hereunder are met or sublicensee agrees to undertake all such requirements, and all such assigned sublicenses have all of the rights, obligations and limitations due to The Regents as required by Paragraph 3.1. and provided that The Regents accept the sublicenses only to the extent of its duties under this Agreement.

                             4. LICENSE-ISSUE FEE

         4.1 The Licensee agrees to pay to The Regents a license-issue fee of [ * ] within thirty (30) days after the execution of this Agreement.

         4.2 This fee is non-refundable and not an advance against royalties.

         4.3 The Licensee agrees to pay to The Regents a license maintenance fee of [ * ] within thirty (30) days upon execution of this agreement and continuing annually each subsequent year. The license maintenance fee shall not be due




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and payable in any year if the Licensee, its Affiliate or sublicensee is commercially selling Licensed Product and paying an earned royalty to The Regents on the sales of Licensed Product prior to the date the license maintenance fee is due. The license maintenance fee is non- refundable and is not an advance against royalties.

                                  5. ROYALTIES

         5.1 The Licensee shall also pay to The Regents an earned royalty of [ * ] of the Net Sales of Therapeutic Product(s).

         5.2 The Licensee shall pay to The Regents an earned royalty of [ * ] of the Net Sales of Licensed Product which is not a Therapeutic Product(s).

         5.3 The Licensee shall pay to The Regents an earned royalty of [ * ] of the Net Sales of Composite Products.

         5.4 Paragraphs 1.1, 1.2, and 1.3 define Regents' Patent Rights, Licensed Product and Licensed Method so that royalties shall be payable on products and methods covered by both pending patent applications and issued patents. Earned royalties shall accrue in each country for the duration of Regents' Patent Rights in that country and shall be payable to The Regents when the proceeds from sale of Licensed Products are received. If the proceeds are not received within one (1) year of invoice, or if not invoiced, within one (1) year of date of delivery, earned royalties shall be payable to The Regents at that time.

         5.5 Royalties due to The Regents shall be paid to The Regents quarterly on or before the following dates of each calendar year:

                                  February 28




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  May 31

                                  August 31

                                  November 30

Each such payment will be for royalties which are due within the Licensee's most recently completed calendar quarter.

        5.6 The Licensee shall pay to The Regents a minimum annual royalty beginning with the date of the first commercial sale, and pro-rated for the number of months remaining in that calendar year when commercial sales commence. Minimum annual royalties shall be: [ * ] with the onset of sales, [ * ] one year from the date of the first sale, [ * ] two years from the date of the first sale, and shall be fixed at [ * ] thereafter for each year of the agreement. This minimum annual royalty shall be paid to The Regents by February 28 of each year and shall be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

         5.7 All monies due The Regents shall be payable in United States funds collectible in San Francisco, California. When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

         5.8 Royalties earned with respect to sales of Licensed Products occurring in any country outside the United States shall not be reduced by any taxes, fees, or other


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

charges imposed by the government of such country on the remittance of royalty income. The Licensee shall also be responsible for all bank transfer charges. Notwithstanding this, all payments made by the Licensee in fulfillment of The Regents' tax liability in any particular country shall be credited against earned royalties, royalties or fees due The Regents for that country.

         5.9 If at any time legal restrictions prevent the prompt remittance of part or all royalties by the Licensee with respect to any country where a Licensed Product is sold, the Licensee shall have the right and option to make such payments by depositing the amount thereof in local currency to The Regents' account in a bank or other depository in such country.

         5.10 The Regents will use its best efforts to transfer the monies held in the account specified in paragraph 5.9 to the United States. If after one year from the date of the first deposit into that account there are still legal restrictions that prevent The Regents from transferring the monies, The Regents shall transfer the impounded funds back to the Licensee, and the Licensee shall convert the amount owed to The Regents into United States funds and shall pay The Regents directly from its U.S. source of funds for the amount impounded. The Licensee shall then pay all future royalties due to The Regents from its U.S. source of funds so long as the legal restrictions of paragraph
5.9 still apply.

         5.11 In the event that any patent or any claim thereof included within the Regents' Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. The Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.

         5.12 In the event that no patent issues, in a particular country under Regents' Patent Rights, within seven (7) years from the effective date recited on page one of this Agreement, then earned royalties due The Regents in connection with the sale of Licensed Products in such country shall be suspended from that date. At the time a patent under Regents' Patent Rights does issue, in a particular country, Licensee's obligations to pay earned royalties shall resume only in connection with the Licensed Products that would, but for the licenses granted herein, infringe a valid claim of such issued, unexpired patent in such country, and shall continue for the life of this Agreement.

         5.13 No royalties shall be collected or paid hereunder on Licensed Products distributed to or used by the United States Government. Licensee agrees to reduce the amount charged for Licensed Products distributed to the United States Government by an amount equal to the royalty for such Licensed Products otherwise due The Regents and provided herein.

         5.14 In the event Licensee is obligated to pay royalties to a third party for the infringement of such third party's patent rights, which infringement is necessary in order to practice Regents' Patent Rights hereunder, Licensee shall be entitled to credit against royalties payable to The Regents for each reporting period herein:

                 (5.14a) [ * ] of the royalties payable to such third party if the third party is (i) a campus under the control of The Regents or (ii) a licensee of any such campus, up to a maximum of [ * ] of the royalties due to The Regents.

                 (5.14b) [ * ] of the royalties payable to such third party, up to a maximum of [ * ] of the royalties due to The Regents.




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                6. DUE DILIGENCE

         6.1 The Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products in all Fields of Use and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

         6.2 The Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereunder.

         6.3 The Licensee shall use commercially reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Product.

         6.4 If the Licensee does not use commercially reasonable efforts to perform any of the following:

                 (6.4a) submit an Investigational New Drug (IND) application or equivalent thereof covering Licensed Product to the United States Food and Drug Administration (FDA) within six (6) years from the effective date of this Agreement.

                 (6.4b) submit a New Drug Application (NDA) or Product License Application (PLA)(or the equivalent thereof) covering Licensed Product to the United States Food and Drug Administration (FDA) within ten (10) years from the effective date of this Agreement; or

                 (6.4c) market Licensed Product in the United States within six (6) months of receiving approval of such Licensed Product's NDA or PLA (or equivalent thereof) from FDA; or

                 (6.4d) reasonably fill the market demand for Licensed Product following commencement of marketing at any time during the exclusive period of this Agreement;

then The Regents shall have the right and option either to terminate this Agreement or to reduce the Licensee's exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

         6.5 In addition to the obligations set forth above, the Licensee, sublicensee or Affiliates, shall spend an aggregate of not less than [ * ] for the development of Licensed Product and the understanding of telomeres and telormerase inhibitors or activators during the first six (6) years of this Agreement.

         6.6 Either party to this Agreement may refer a dispute arising under this Article 6, to arbitration in San Francisco, California. Such referral to arbitration shall be made by so notifying the other party in writing in accordance with the provisions of Article 19 hereto (NOTICES), stating the nature of the dispute to be resolved. Any such arbitration shall be controlled by the rules of the American Arbitration Association.

         6.7 The arbitrators shall be paid reasonable fees plus expenses, which fees and expenses shall be shared equally by the Parties.

         6.8 The decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

         6.9 To exercise either the right to terminate this Agreement or to reduce the license to a nonexclusive license for lack of diligence, The Regents must give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency or to request arbitration. If The Regents has not received a written request for arbitration or reasonably satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60) day period, then The Regents may, at its option, either terminate this Agreement or reduce the Licensee's exclusive license to a nonexclusive license by giving written notice to the Licensee. These notices shall be subject to Article 19 (Notices).

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                        7. PROGRESS AND ROYALTY REPORTS

         7.1 Beginning February 28, 1994 and annually thereafter, the Licensee shall submit to The Regents a progress report covering the Licensee's activities related to the development and testing of all Licensed Product and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in the markets of the United States, Europe and Japan until the first commercial sale of that Licensed Product occurs anywhere in that market.

         7.2 The progress reports submitted under section 7.1 should include, but not be limited to, the following topics:

         -       summary of work completed

         -       key scientific discoveries

         -       summary of work in progress

         -       current schedule of anticipated events or milestones

         - market plans for introduction of Therapeutic Product and Licensed Product, and

         - a summary of resources (dollar value) spent in the reporting period

         7.3 The Licensee shall have a continuing responsibility to keep The Regents informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees and Affiliates.

         7.4 The Licensee also agrees to report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

         7.5 After the first commercial sale of a Licensed Product anywhere in the world, the Licensee will make quarterly royalty reports to The Regents on or before each

February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover the Licensee's most recently completed calendar quarter and will show:

                 (a) the gross sales and Net Sales of Licensed Product sold by the Licensee or its Affiliates and reported to Licensee as sold by its sublicensees during the most recently completed calendar quarter;

                 (b) the number of each type of Licensed Product sold and reported to Licensee as sold by its sublicensees;

                 (c) the royalties, in U.S. dollars, payable hereunder with respect to such sales;

                 (d)      the method used to calculate the royalty; and

                 (e)      the exchange rates used.

         7.6 If no sales of Licensed Product has been made during any reporting period, a statement to this effect shall be required.

                              8. BOOKS AND RECORDS

         8.1 The Licensee shall keep books and records accurately showing all Licensed Product manufactured, used, and/or sold under the terms of this Agreement for the purposes of showing the amount of royalties payable to The Regents and Licensee's compliance with other provisions under this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection by representatives or agents of The Regents at reasonable times but not more than once a year. In the event there is a discrepancy, an audit will be conducted by an independent certified public accountant retained by The Regents at The Regents expense at reasonable times during normal business hours, upon reasonable notice. Such independent certified public accountant shall be bound to hold all information in confidence except as necessary to communicate Licensee's non-compliance with this Agreement to The Regents. The purpose of any inspection and audit pursuant to this Paragraph 8.1 shall be to verify Licensee's royalty statements or compliance in other respects with this Agreement.

         8.2 The fees and expenses of The Regents' representatives and the outside independent auditor performing such an examination shall be borne by The Regents. However, if an error in royalties of more than eight percent (8%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives and outside independent auditors shall be borne by the Licensee.

                            9. LIFE OF THE AGREEMENT

         9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement; or for twenty years from the effective date of this Agreement if no patent issues; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

         9.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

                 Article 3 Sublicenses

                 Article 8 Books and Records

                 Article 12 Disposition of Licensed Product on Hand Upon Termination

                 Article 13 Use of Names and Trademarks

                 Article 18 Indemnification

                 Article 23 Failure to Perform

                 Article 27 Secrecy

                         10. TERMINATION BY THE REGENTS

         10.1 If the Licensee should violate or fail to perform any material term or covenant of this Agreement, then The Regents may give written notice of such default (Notice of Default) to the Licensee. If the Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the Licensee. If a Notice of Termination is sent to the Licensee, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve the Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and shall not impair any accrued right of The Regents. These notices shall be subject to Article 19 (Notices).

                          11. TERMINATION BY LICENSEE

         11.1 The Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to Article 19 (Notices) and termination of this Agreement shall be effective ninety (90) days from the effective date of such notice.

         11.2 Any termination pursuant to the above paragraph shall not relieve the Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by the Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

          12. DISPOSITION OF LICENSED PRODUCTION ON HAND UPON TERMINATION

         12.1 Upon termination of this Agreement, the Licensee shall have the privilege of disposing of all previously made or partially made Licensed Product, for a period of one hundred and twenty (120) days following the effective date of termination, provided, however, that the sale of such Licensed Product shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

                        13. USE OF NAMES AND TRADEMARKS

         13.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law or consented to in writing by The Regents, the use by Licensee of the name, "The Regents of the University of California" or the name of any campus of the University of California is expressly prohibited.

                              14. LIMITED WARRANTY

         14.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

         14.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

      14.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCT.

         14.4    Nothing in this Agreement shall be construed as:

                 (14.4a) a warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights; or

                 (14.4b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; however, The Regents as represented by the Manager, Biotechnology Licensing, is not aware, without search, of any additional rights or licenses that are necessary for Licensee to be able to exercise any rights granted under this Agreement; or

                 (14.4c) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 17; or

                 (14.4d) conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than

                          Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights; or

                 (14.4e) an obligation to furnish any know-how other than what is provided under the Research Agreement.


                     15. PATENT PROSECUTION AND MAINTENANCE

         15.1 Licensee shall diligently prosecute and maintain the United States and foreign patents comprising Regents' Patent Rights using counsel of its choice that is reasonably acceptable to The Regents. In the event that Licensee changes counsel for any reason, Licensee shall replace such counsel with new counsel of its choice that is reasonably acceptable to The Regents.
If The Regents objects to Licensee's choice of counsel three times, Licensee may choose new counsel without regard to The Regents' objections. Licensee shall provide The Regents with copies of all relevant documentation so that The Regents may be currently and promptly informed and apprised of the continuing prosecution. The Regents may comment upon such documentation, provided, however, that if The Regents has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office, Licensee shall be free to respond appropriately without consideration of The Regents' comments, if any. The Licensee may always take action to prevent the loss of The Regents' Patent Rights. Licensee agrees to keep this documentation confidential. The Licensee's counsel will take instructions only from Licensee.

         15.2 Licensee shall use all reasonable efforts to prepare and amend any patent application to include claims reasonably requested by The Regents to protect the products contemplated to be sold under this Agreement.

         15.3 The Regents shall cooperate with the Licensee in applying for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. The Licensee shall prepare all such documents, and The Regents agrees to execute such documents and to take such additional action as the Licensee may reasonably request in connection therewith.

         15.4 Subject to Paragraph 15.7. the past and future costs of preparing, filing, prosecuting and maintaining all United States patent applications contemplated by this Agreement shall be born by Licensee.

         15.5 The Licensee shall have the right to obtain patent protection on the Invention in foreign countries if available and if it so desires. The Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to obtain foreign patents. This notice concerning foreign filing shall be in writing, must identify the countries desired, and reaffirm Licensee's obligation to underwrite the costs thereof. The absence of such a notice from the Licensee to The Regents shall be considered an election not to secure foreign patent rights on behalf of The Regents. The Regents shall have the right to file patent applications at its own expense in any country Licensee has not included in the list of desired countries, and such applications and resultant patents, if any, shall not be included under this Agreement unless Licensee pays to The Regents
[ * ] and an amount equal to the costs The Regents would otherwise have been obligated to pay, provided further that such rights have not been exclusively granted to a third party or not the subject of an exclusive negotiation under a letter of intent or other signed agreement, the patent application is not abandoned, or the patent is not abandoned, subsequent to Licensee's decision not to secure foreign protection.



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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

         15.6 Subject to paragraph 15.5 and 15.7, the preparation, filing and prosecuting of all foreign patent applications filed at the Licensee's request, as well as the maintenance of all resulting patents, shall be at the sole expense of the Licensee. Such patents shall be held in the name of The Regents and shall be obtained using counsel as provided in paragraph 15. 1.

         15.7 The Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that the Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents; provided that any costs incurred by Licensee prior to such written notice shall be borne by Licensee. If The Regents initiates any action subsequent to the written notice from The Regents, then The Regents shall bear all costs associated with such action. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that the Licensee shall have no further right or licenses thereunder unless Licensee pays to The Regents [ * ] and an amount equal to the costs The Regents would otherwise have been obligated therefore, and further provided that The Regents has not granted exclusive rights to a third party in such patent and patent application or not the subject of an exclusive negotiation under a letter of intent or other signed agreement, the patent application is not abandoned, or the patent is not abandoned subsequent to Licensee's written notice.

                               16. PATENT MARKING

         16.1 The Licensee agrees to mark all Licensed Product made, used or sold


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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                            17. PATENT INFRINGEMENT

         17.1 In the event that the Licensee shall learn of the substantial infringement of any patent licensed under this Agreement, the Licensee shall call The Regents' attention thereto in writing and shall provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where the Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation, provided, however, that Licensee shall have no obligation and The Regents no right to grant rights to such infringing party in derogation of Licensee's exclusive license hereunder.

         17.2 The Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents shall have the right to:

         (17.2a) commence suit on its own account; or

         (17.2b) refuse to participate in such suit;

and The Regents shall give notice of its election in writing to the Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from the Licensee and absent such refusal commence suit promptly thereafter, in no event later that thirty (30) days following such notice. Election by The Regents to commence such suit shall be without prejudice of the right of Licensee to intervention on its own account under Rule 24 of the Federal Rules of Civil Procedure, provided that before application to the court therefor Licensee shall first meet with The Regents and discuss fully with them its reasons for such intervention. The Licensee may thereafter bring suit for patent infringement if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense. Failing such joinder:

         (17.2c) as between Licensee and The Regents, Licensee shall have the sole right to prosecute such action and recover damages for infringement, including past infringement; and

         (17.2d) The Regents acknowledge they will be bound by the result of such action, will refrain from duplicative litigation involving such infringement by the infringing party and those in privity with it, will cooperate with Licensee at Licensee's expense in responding to discovery requests by the infringing party relevant to issues of patent validity and enforceability; and upon request will submit to the court an affidavit to the foregoing effects.

         17.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that legal action brought jointly by The Regents and the Licensee, or by one such party with later intervention or joinder by the other, and fully participated in by both shall be at the joint expense of the parties. All recoveries from any such joint legal action shall be allocated in the following order: (i) to each party as reimbursement of costs and fees of outside attorneys and other related expenses to the extent each party paid for such costs, fees, and expenses, and (ii) any remaining amounts to be divided by the parties [ * ] for Licensee and [ * ] for The Regents.

         17.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice, at its sole expense, in any suit brought by the Licensee in which The Regents join and Licensee may be represented by counsel of its choice, at its sole expense, in any action brought by The Regents in which Licensee intervenes.

                              18. INDEMNIFICATION

         18.1 The Licensee agrees to indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Regents' Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

         18.2 Commencing not later that the date of the first use of any Invention or Licensed Product in connection with human investigations, the Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and


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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

obtain, keep in force and maintain insurance as follows, or an equivalent program of self insurance:

         Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

         (a)     Each Occurrence [ * ]

         (b)     Products/Completed Operations Aggregate [ * ]

         (c)     Personal and Advertising Injury [ * ]

         (d)     General Aggregate (commercial form only) [ * ]

         It should be expressly understood, however, that the coverage and limits referred to under the above shall not in any way limit the liability of Licensee. Licensee shall furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates shall:

         (a) Provide for thirty (30) day advance written notice to The Regents of any material modification.

         (b) Indicate that The Regents has been endorsed as an additional insured under the coverage referred to under the above.

         (c) Include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

         18.3 The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18. Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 18. No settlement of any claim or suit received by The Regents shall be made without the approval of Licensee if indemnification is sought by The Regents hereunder.




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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  19.  NOTICES

         19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail,postage paid, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

         In the case of the Licensee:      Geron Corporation
                                           200 Constitution Drive
                                           Menlo Park, CA 94025
                                           Attention: President


         In the case of The Regents:       THE REGENTS OF THE UNIVERSITY
                                           OF CALIFORNIA
                                           1320 Harbor Bay Parkway
                                           Suite 150
                                           Alameda, California 94502
                                           Attention: Director;
                                           Office of Technology Transfer
                                           Referring to: UC Case Nos. 92-337;
                                           92-374 and 92-375


                               20. ASSIGNABILITY

         20.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but shall be personal to the Licensee and assignable by the Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld, except that Licensee may freely assign this Agreement to a business entity which shall acquire all or substantially all of the common stock or assets of Licensee and which shall expressly assume, in writing, the performance of all provisions of this Agreement to be performed by Licensee.

                               21. LATE PAYMENTS

        21.1 In the event royalty payments or fees are not received by The Regents when due, the Licensee shall pay to The Regents interest charges at a rate of [ * ] per annum. Such interest shall be calculated from the date thirty (30) days after payment was due until actually received by The Regents.

                                   22. WAIVER

         22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                             23. FAILURE TO PERFORM

         23.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                               24. GOVERNING LAWS

         24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.




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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

                        25. FOREIGN GOVERNMENT APPROVAL

                                OR REGISTRATION

         25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee shall assume all legal obligations to do so. The Regents shall fully cooperate with Licensee, to the extent it is able to do so within the law and established Regents' policy, to provide documentation and testimony to obtain such approval or registration at Licensee's expense.

                            26. EXPORT CONTROL LAWS

         26.1 The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                                  27. SECRECY

         27.1 Licensee and The Regents respectively shall hold the other party's proprietary business, patent prosecution, engineering, process and technical information, and other proprietary information, including the Inventions, in confidence using at least the same degree of care as that party uses to protect it own proprietary information of a like nature for a period from the date of disclosure until five (5) years after the date of termination of this Agreement. All proprietary information shall be labeled or marked confidential or as otherwise appropriate by the disclosing party. All confidential information orally disclosed shall be reduced to writing or some other physically tangible form, marked and labeled as set forth above, by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof.

         (a) Nothing contained herein shall in any way restrict or impair the right of Licensee or The Regents to use, disclose or otherwise deal with any information or data which it can document:

                 (1) which recipient can demonstrate by written records was previously known to it;

                 (2) which is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

                 (3) which is lawfully obtained without restrictions by recipient from sources independent of the disclosing party;

                 (4) was independently developed by the recipient by employees without the use of or access to the disclosing party's similar proprietary information as shown by written records;

                 (5) is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency;

                 (6) is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

                 (7) is disclosed under the California Public Records Act or other requirements of law.

         27.2 Upon termination of this Agreement, Licensee and The Regents agree to destroy or return to the disclosing party proprietary information received from the other in its possession within thirty (30) days following the effective date of termination. However, each party may retain one copy of proprietary confidential information of the other solely for archival purposes in non-working confidential files for the sole purpose of verifying the ownership of the proprietary information, provided that such proprietary information shall be subject to the confidentiality provisions set forth above in Paragraph 27.1. Licensee and The

Regents agree to provide each other, within sixty (60) days following termination, with a written notice that proprietary information has been returned or destroyed

         27.3 The foregoing shall not affect or limit Licensee's right to fully exercise the licenses granted under this Agreement.

               28. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

         28.1 In the event either party receives notice pertaining to any patent included within Regents' Patent Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, (Public Law 98-417, hereinafter, "the Act") including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA") or a "paper" NDA, or in the case of an infringement of Regents' Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.

         28.2 The Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents shall have the right to:

                 (28.2a)    commence suit on its own account; or

                 (28.2b)    refuse to participate in such suit;

and The Regents shall give notice of its election in writing to the Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from the Licensee and absent such refusal commence suit promptly thereafter, in no event later that thirty (30) days following such notice. Election by The Regents to commence such suit shall be without prejudice of the right of Licensee to intervention on its own account under Rule 24 of the Federal Rules of Civil Procedure, provided that before application to the court therefor Licensee shall first meet with The Regents and discuss fully with them its reasons for such intervention. The Licensee may thereafter bring suit for patent infringement if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense. Failing such joinder:

                 (28.2c) as between Licensee and The Regents, Licensee shall have the sole right to prosecute such action and recover damages for infringement, including past infringement;

                 (28.2d) The Regents acknowledge they will be bound by the result of such action, will refrain from duplicative litigation involving such infringement by the infringing party and those in privity with it, will cooperate with Licensee at Licensee's expense in responding to discovery requests by the infringing party relevant to issues of patent validity and enforceability; and upon request will submit to the court an affidavit to the foregoing effects.

         28.3 The provisions of paragraphs 17.3 and 17.4 shall likewise apply to any legal action brought under this Article 28.

         28.4 The Regents hereby authorizes the Licensee to include in any NDA for a Licensed Product, a list of patents included within Regents' Patent Rights identifying The Regents as patent owner.

                                29. MISCELLANEOUS

         29.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         29.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

         29.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

         29.4 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

         29.5 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective OFFICERS hereunto duly authorized, on the day and year hereinafter written.


GERON CORPORATION                      THE REGENTS OF THE UNIVERSITY
                                               OF CALIFORNIA


By: /s/ R. EASTMAN                     By: /s/ WILLIAM T. DAVIS
   --------------------------             -------------------------------


Name: R. Eastman                       Name: William T. Davis
     ------------------------
          (please print)


Title:       CEO                       Title: Associate Director,
      -----------------------                 Office of Technology Transfer


Date:     1/20/94                      Date:         2/2/94
     ------------------------               -----------------------------